CONSENT OF INDEPENDENT
                 CERTIFIED PUBLIC ACCOUNTANTS




The Board of Directors
Bell & Howell Company:

We consent to incorporation by reference in the registration statements (Nos. 33-99982 and 333-48425) on Form S-8 of
Bell & Howell Company of our report dated February 16, 2000, relating to the consolidated balance sheets of Bell & Howell Company and subsidiaries as of the end of fiscal years 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for the Fiscal Years 1999, 1998 and 1997, which report appears in the fiscal 1999 annual report on Form 10-K of Bell & Howell Company.

                                        KPMG LLP



Chicago, Illinois
March 17, 2000